Exhibit 10.46

[WebMD Letterhead]

August 20, 2001

Wayne Gattinella
257 Riversville Road
Greenwich, CT 06831

Dear Wayne:

I am pleased to provide you this letter, which sets forth the terms of your employment with WebMD Corporation (the “Company”).

•	Your employment with the Company will commence on August 20, 2001.

•	Your title will be President—Consumer Services, and you will report to the Chief Executive Officer—Consumer Services or his designee. Your duties will include (i) marketing strategy and execution, which will encompass consumers and sponsors and include product marketing and advertising and communication, distribution, customer management and customer support and (ii) such other reasonable duties and responsibilities as may be determined by the Company. You will use your best and most diligent efforts to promote the interests of the Company and its Affiliates (as defined on Annex A attached) and devote all of your business time and attention to your employment with the Company.

•	In consideration of your services, your annual base salary will be $400,000 and will be paid in accordance with the Company’s prevailing payroll practices.

•	You will receive a one-time signing bonus of $60,000 within thirty days of the date of this letter. In addition, you will be eligible to participate in any bonus plan instituted for similarly situated employees of the Company. The amount of bonus paid to you under any such plan will be determined by the Company in its sole discretion.

•	You will be eligible to participate in the employee benefit programs of the Company in accordance with the terms of such programs. Specifics of such arrangements will follow under separate cover.

•	You will be covered by the Company’s director and officer (D&O) insurance policy to the same extent as other similarly situated employees of the Company.

•	On the first day of your employment (the “date of grant”), subject to the approval of the Compensation Committee of the Board of Directors, you will be granted a nonqualified option (the “Option”) to purchase 600,000 shares of the Company’s

Common Stock, which will be subject to the terms and conditions of the Company’s stock option plan and standard option agreement. The exercise price will be the closing price of the Company’s stock on the date of grant. The Option will vest, so long as you remain employed by the Company (except as set forth below), as follows: 25% of the Option on each of the first, second, third and fourth anniversaries of the date of grant (full vesting therefore occurring on the fourth anniversary of the date of grant).

•	You acknowledge that you will be required to travel to the extent reasonably necessary in the performance of your duties to the Company. Pursuant to its customary policies, the Company will reimburse you for all authorized expenses properly and reasonably incurred by you on behalf of the Company or its Affiliates in the performance of your duties.

•	In the event that your employment is terminated by the Company without Cause or by you for Good Reason (as defined on Annex A attached), subject to your execution of a release in favor of the Company and its affiliates, subsidiaries, parent companies, officers, directors, employees, agents, representatives, successors and assigns (collectively, “Company Persons”) and in a form reasonably satisfactory to the Company and your not having violated any term of the Key Employee Agreement, (i) the Company will continue to pay you your base salary for a period of one year from the date of termination and (ii) the Option, to the extent unvested, will remain outstanding and continue to vest as if you remained an employee of the Company until the first anniversary of the date of termination. In the event of the termination of your employment for any other reason, you will receive your compensation through the date of termination.

•	In the event of a Change of Control (as defined on Annex A attached), subject to your remaining in the employ of the Company until the first anniversary of the date of such Change of Control (the “Change of Control Anniversary Date”) and your not having violated any term of the Key Employee Agreement, 75% of any portion of the Option that is unvested as of the date of such Change of Control Anniversary Date will vest on the Change of Control Anniversary Date. In addition, in the event of a Change of Control, if prior to the Change of Control Anniversary Date either (a) your employment is terminated by the Company without Cause or (b) you resign as an employee of the Company for Good Reason, subject to your execution of a release in favor of the Company and the Company Persons and in a form reasonably satisfactory to the Company and your not having violated any term of the Key Employee Agreement, 75% of any portion of the Option that is unvested as of the date of such termination or resignation will vest on the date of such termination or resignation.

•	All payments will be subject to applicable tax withholding obligations.

•	You will be required to sign the enclosed standard Key Employee Agreement on or prior to your first day of employment.

•	By signing the acknowledgement below, you represent to the Company that you are not subject to any agreement that would limit your ability to perform your duties to the Company. You also agree not to share with the Company any “Proprietary Information” of your current employer or violate any other terms of any agreement with your current employer.

•	The terms of this letter agreement will be governed by the laws of the State of New Jersey.

Sincerely,
/s/ David C. Amburgey

David C. Amburgey Senior Vice President

Agreed To:

/s/ Wayne Gattinella

Wayne Gattinella

ANNEX A

“Cause” means your conviction of, or plea of guilty to, a felony or act of fraud directed against the Company or that is demonstrably injurious to the Company or any of its subsidiaries or affiliates.

“Good Reason” means (a) a substantive and material reduction in your duties (not including a change in title or reporting hierarchy), (b) a reduction in your base salary, or (c) the relocation of your principal place of employment to a location that is more than sixty miles from your current residence in Greenwich, Connecticut, provided in the case of each of (a), (b) and (c) that you provide the Company with written notice of the occurrence of such “Good Reason” event and such event is not cured by the Company within 60 days of such notice.

A “Change of Control” of the Company shall be deemed to have occurred if:

(a)	Both (i) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the Company, excluding Martin J. Wygod and his Affiliates (as defined below), and (ii) immediately following such acquisition, Martin J. Wygod shall no longer be the Chairman of the Board (or Co-Chairman) or Chief Executive Officer (or Co-Chief Executive Officer) of the purchaser; or

(b)	Both (i) a reorganization, merger or consolidation (“Business Combination”) or sale or other disposition of all or substantially all of the assets of the Company (“Asset Sale”) shall have occurred and (ii) immediately following such Business Combination or Asset Sale, Martin J. Wygod shall no longer be the Chairman of the Board (or Co-Chairman) or Chief Executive Officer (or Co-Chief Executive Officer) of the entity resulting from such Business Combination, in the case of a Business Combination, or the acquirer, in the case of an Asset Sale; or

(c)	Both (i) either (a) any person, entity or group shall have acquired at least 50% of the voting power of the outstanding voting securities of the Company’s consumer Internet portal business, excluding Martin J. Wygod and his Affiliates (“Stock Purchase”) or (b) a reorganization, merger or consolidation (“Business Combination”) or sale or other disposition of all or substantially all of the assets of the Company’s consumer Internet portal business (“Asset Sale”) shall have occurred and (ii) immediately following such Stock Purchase, Business Combination or Asset Sale, Martin J. Wygod shall no longer be the Chairman of the Board (or Co-Chairman) or Chief Executive Officer (or Co-Chief Executive Officer) of either (a) the purchaser, in the case of a Stock Purchase, the entity resulting from such Business Combination, in the case of a Business Combination, or the acquirer, in the case of an Asset Sale, or (b) an “Affiliate” of such purchaser, resulting entity or acquirer. An “Affiliate” of a purchaser, resulting entity or acquirer shall mean a person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such purchaser, resulting entity or acquirer.

KEY EMPLOYEE AGREEMENT

     In consideration of my employment by WebMD Corporation, and any of its corporate parents, subsidiaries, divisions, or affiliates, or the successors or assigns of any of the foregoing (hereinafter collectively referred to as “Employer”), I hereby agree as follows:

     1. Property Rights. All data, concepts, ideas, designs, findings, discoveries, inventions, improvements, advances, methods, formulas, plans, programs (computer or otherwise), practices, techniques, developments and relationships with customers and prospective customers relating in any way to the present and/or contemplated products, services, or business of the Employer (collectively “Developments”) that I may conceive, make, invent or suggest as a result of my employment by the Employer, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Employer free of any rights of any kind on my part. During my employment and thereafter, I will promptly make full disclosure of all Developments to the Employer. I agree to do all acts and things (including, among others, the execution and delivery of patent and copyright applications and instruments of assignment) deemed by the Employer to be necessary or desirable at any time in order to effect the full assignment to the Employer of my rights, if any, to such Developments.

     2. Covenant Against Use and Disclosure. I recognize that in connection with my employment, I may learn of, and/or it may be desirable or necessary for the Employer to disclose to me confidential information (“Confidential Information”). I understand that Confidential Information is valuable and proprietary to the Employer (or to third parties that have entrusted the Confidential Information to the Employer). I agree that, except as required by my employment with the Employer, I will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of the Employer. The term Confidential Information shall include, but shall not be limited to: (a) specifications, manuals, software in various stages of development; (b) customer and prospect lists, and details of agreements and communications with customers and prospects; (c) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Employer; (d) sales proposals, demonstrations systems, sales material; (e) research and development; (f) computer programs; (g) sources of supply; (h) identity of specialized consultants and contractors and Confidential Information developed by them for the Employer; (i) purchasing, operating and other cost data; (j) special customer needs, cost and pricing data; and (k) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Employer as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by me) or that is disclosed to me by a third party under no obligation to keep such information confidential.

     3. Return of Documents. Upon the termination of my employment with the Employer or upon the Employer’s request, whichever is sooner, I shall immediately deliver to the Employer all plans, designs, drawings, specifications, listings, manuals, records, notebooks, and similar repositories of or containing Confidential Information or other data relating to the Employer’s products, services, or business then in my possession or control or available from other persons receiving such documents from me, whether prepared by me or others. I shall not retain any copies or abstracts of any such documents.

     4. Restrictions Against Solicitation and Inducement. During my employment and for a period of one (1) year after the termination of my employment, for any reason, I will not, on behalf of myself or any other person, firm, or organization, directly or indirectly, (i) induce, or attempt to induce any employees or consultants of the Employer to do anything from which I am restricted by reason of this Agreement, (ii) offer or aid others to offer employment to, or hire, any employees or consultants of the Employer, and/or (iii) contact or solicit any of the Employer’s customers or targeted potential customers for the purpose of offering products or services that directly or indirectly compete or interfere with the business of the Employer.

     5. Restrictions on Competitive Employment. During my employment and for a period of one (1) year after the termination of my employment, for any reason, I will not (as principal, agent, employee, consultant or otherwise), anywhere in the United States and Canada, directly or indirectly, without the prior written approval of the Employer, (i) engage in competition with the Employer or (ii) develop products or services which are competitive with those of the Employer on or prior to the date of termination (collectively, “Competitive Business”). Notwithstanding the foregoing, I understand that I may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as I am not employed by and do not consult with, or become a director of or otherwise engage in any activities for, such company. The one year period referred to above shall be extended by the length of any period during which I am in breach of the terms of this paragraph.

     6. Compliance Not Contingent Upon Additional Consideration. I have not been promised, and I shall not claim, any additional or special payment for any of the covenants and agreements contained in this Agreement.

     7. Continuation of Employment. Except as may be limited by the letter agreement dated August 20, 2001 between the Company and me, this Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Employer; nor does this Agreement affect my rights or the rights of the Employer to terminate my employment status at any time with or without cause.

     8. Severability. In light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, I agree that if any one or more of the terms, provisions, covenants, or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated; further, if any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law.

     9. Acknowledgment of Federal Securities Laws. I acknowledge that in the course of my employment with the Employer, I may have received, and may hereafter receive, material non-public information about the Employer which may include possible transactions involving the Employer which have not been publicly disclosed, such as potential acquisitions or other business ventures. If I receive or become aware of any confidential information concerning another company or its business in connection with any such transaction, I agree to hold that information in confidence to the same extent that the Employer is required to do so. I AGREE THAT I WILL NOT DISCLOSE INFORMATION REGARDING ANY SUCH TRANSACTION OR ANY SUCH CONFIDENTIAL INFORMATION TO ANY THIRD PARTY INCLUDING ANY SPOUSE OR FAMILY MEMBERS. I HAVE ALSO BEEN REMINDED THAT TRADING SECURITIES OF THE EMPLOYER OR ANY OTHER PUBLIC COMPANY WHILE IN THE POSSESSION OF NON-PUBLIC MATERIAL INFORMATION MAY CONSTITUTE A VIOLATION OF FEDERAL SECURITIES LAWS. I also confirm that I will not trade in any securities of the Employer while in possession of material non-public information, or its affiliates or any other company which may be involved in such transaction, or disclose such material non-public information to any third party, unless and until I receive permission from General Counsel of the Employer.

     10. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New Jersey, without regard to principles of conflict of laws. I acknowledge that breach of this Agreement would cause grave and irreparable injury to the Employer which would not be compensable in money damages, and therefore, in addition to the Employer’s other express or implied remedies, the Employer shall be entitled to injunctive and other equitable relief to prevent any actual intended or likely injuries that may result from such breach. However, nothing in this Agreement shall limit any other right or remedy to which the Employer may be entitled.

Witness	Employee /s/ Wayne Gattinella

Date	Print Name: Wayne Gattinella
	Address:	257 Riversville Rd. Greenwich, CT 06831